Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 10 to Registration Statement No. 333-72511 on Form N-1A of our report dated February 7, 2008, relating to the financial statements and financial highlights of Calamos Growth and Income Portfolio (the “Fund”), the sole portfolio of Calamos Advisors Trust, appearing in the Annual Report on Form N-CSR of Calamos Advisors Trust for the year ended December 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Non-Public Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.
DELOITTE & TOUCHE LLP
Chicago, Illinois
April 25, 2008